Exhibit 99.1

Financial Contact:
Josh Hirsberg
(702) 792-7234
joshhirsberg@boydgaming.com

Media Contact:
David Strow
(702) 792-7386
davidstrow@boydgaming.com

BOYD GAMING TO ACQUIRE LAS VEGAS ASSETS OF CANNERY CASINO RESORTS

Company Adding Cannery Casino, Eastside Cannery to Las Vegas Portfolio
Cash Flow Positive, Accretive to Earnings Per Share in First Full Year

LAS VEGAS - APRIL 25, 2016 - Boyd Gaming Corporation (“Boyd Gaming”) (NYSE: BYD) today announced that it has entered into a definitive agreement to acquire the Las Vegas assets of Cannery Casino Resorts, LLC, (“Cannery”) for total cash consideration of $230 million.

Under terms of the agreement, Boyd Gaming will acquire Cannery Casino Hotel, located in North Las Vegas, and Eastside Cannery Casino and Hotel, located adjacent to Sam’s Town Hotel & Gambling Hall on Boulder Highway in the eastern part of the Las Vegas Valley. Together with the Company’s recently announced acquisition of Aliante Casino Hotel and Spa in North Las Vegas, the Cannery transaction will expand Boyd Gaming’s southern Nevada portfolio to 12 properties.

“This transaction is a great tuck-in acquisition that further expands our presence in the Las Vegas Locals market at an attractive price,” said Keith Smith, President and Chief Executive Officer of Boyd Gaming. “Together, Aliante and Cannery Casino will give us a strong foothold in North Las Vegas, one of the fastest-growing areas in the Las Vegas Valley. And we will have unique synergy opportunities at Eastside Cannery, given its close proximity to Sam’s Town. Our southern Nevada assets have delivered the strongest revenue growth in our Company over the last two years, and this acquisition will broaden our portfolio in this promising market. We look forward to welcoming Cannery’s team members and customers to the Boyd Gaming family.”

With expected synergies and operating refinements, Boyd Gaming projects that the Cannery assets will generate a combined $32 million in EBITDA during the Company’s first full year of ownership, giving the transaction an implied multiple of 7.2 times EBITDA. The Company expects the acquisition to be cash flow positive and accretive to earnings per share in its first full year of ownership.

Located near Interstate 15 and Craig Road in North Las Vegas, Cannery Casino features an 80,000-square-foot casino, a 200-room hotel, five restaurants and five bars, a 30,000-square-foot entertainment venue, and a 14-screen movie theater. Cannery Casino has no competing gaming property within a five-mile radius, and is located approximately seven miles from Aliante.

Eastside Cannery has a 64,000-square-foot casino, more than 300 hotel rooms, five restaurants and four bars, 20,000 square feet of meeting and ballroom space, and a 250-seat entertainment lounge. The property is located directly south of Sam’s Town at the intersection of Boulder Highway and Harmon Avenue.

The transaction is expected to close in the third quarter, subject to the satisfaction of customary closing conditions and the receipt of all required regulatory approvals, including the Nevada Gaming Commission and the Federal Trade Commission. The transaction will be funded with cash on hand.

Morrison & Foerster LLP served as legal advisor to Boyd Gaming for the transaction. Stifel served as exclusive financial advisor and Latham & Watkins LLP served as legal advisor to Cannery.

The Company will discuss the transaction during its scheduled first-quarter 2016 earnings conference call on Tuesday, April 26 at 5:00 p.m. Eastern.

About Boyd Gaming
Headquartered in Las Vegas, Boyd Gaming Corporation (NYSE: BYD) is a leading diversified owner and operator of 22 gaming entertainment properties located in Nevada, Illinois, Indiana, Iowa, Kansas, Louisiana, Mississippi and New Jersey. Boyd Gaming press releases are available at www.prnewswire.com. Additional news and information on Boyd Gaming can be found at www.boydgaming.com.

Forward-looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements contain words such as “may,” “will,” “might,” “expect,” “believe,” “anticipate,” “could,” “would,” “estimate,” “continue,” “pursue,” or the negative thereof or comparable terminology, and include (without limitation) statements regarding the transactions contemplated by the definitive agreement, Boyd Gaming’s expectations regarding the timing of closing, the potential benefits to be achieved from the acquisition of the Cannery assets, including EBITDA expectations, expectations regarding the Cannery assets to be cash flow positive and accretive to Boyd Gaming’s earnings, the expected cost synergies at the properties, and any statements or assumptions underlying any of the foregoing. These forward-looking statements are based upon the current beliefs and expectations of management and involve certain risks and uncertainties, including (without limitation) the possibility that the transactions contemplated by the definitive agreement will not close on the expected terms (or at all), or that Boyd Gaming is unable to successfully integrate the acquired assets or realize the expected synergies or that the properties will be cash flow positive or accretive to Boyd Gaming’s earnings as anticipated; litigation, antitrust matters or the satisfaction or waiver of any of the closing conditions that could delay or prevent the closing; and changes to the financial conditions of the parties, or the credit markets, or the economic conditions in the areas in which they operate. Additional factors are discussed in “Risk Factors” in Boyd Gaming’s Annual Report on Form 10-K for the year ended December 31, 2015, and in Boyd Gaming’s other current and periodic reports filed from time to time with the Securities and Exchange Commission. All forward-looking statements in this press release are made as of the date hereof, based on information available to Boyd Gaming as of the date hereof, and Boyd Gaming assumes no obligation to update any forward-looking statement.

We do not provide a reconciliation of forward-looking non-GAAP financial measures due to our inability to project special charges and certain expenses.

###